Exhibit 10.1

Purchase Agreement

__________________________________________________

ASSET PURCHASE AGREEMENT

__________________________________________________

effective as of August 30, 2007

between

DAVEL COMMUNICATIONS, INC.

AS SELLER,

AND

STERLING PAYPHONES, LLC

AS BUYER

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), effective as of August 30, 2007, is made and entered into by and between Sterling Payphones, LLC, a Delaware limited liability company with a mailing address at P.O. Box 2974, Huntington Station, NY 11746 (“Buyer”) and Davel Communications, Inc., a Delaware corporation, with its principal business located at 200 Public Square, Suite 700, Cleveland, Ohio 44114 (“Seller”).

WHEREAS, Seller desires to sell and assign to Buyer, and Buyer desires to purchase from Seller, free and clear of all liens, claims and encumbrances, except as otherwise provided herein, and on the terms and subject to the conditions set forth in this Agreement, the assets of Seller identified in Article I of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements and the conditions set forth in this Agreement, Buyer and Seller hereby agree as follows:

Article 1.   Transfer of Assets

1.1.  Transfer of Assets. On the terms and subject to the conditions set forth in this Agreement, Seller shall, at the Closing (as hereinafter defined), sell, transfer and assign to Buyer, and Buyer shall purchase and acquire from Seller free and clear of all liens, claims and encumbrances, except as otherwise provided herein, all of Seller’s right, title and interest, as of the Closing Date (as hereinafter defined), in the assets of Seller (collectively, the “Acquired Assets”) identified below:

(a)  Subject to Sections 2.3 and 2.4 hereof, the agreements entered into by Seller with respect to the locations at which the Telephones (as hereinafter defined) are or are to be installed and maintained, whether such agreements be in the form of contracts, licenses, leases or otherwise, written and oral, and, if not assignable, the right to act on Seller’s behalf to cause the existing agreement to be cancelled and a new agreement in favor of Buyer to be substituted therefor, (collectively, the “Location Contracts”). The attached Schedule 1 to this Agreement identifies specifically the Location Contracts and their sites and automatic number identifier (“ANI”) associated with each Telephone installed pursuant to the applicable Location Contract to be acquired by Buyer;

(b)  All presently installed and existing pay telephones, enclosures and keys (collectively, the “Telephones”) installed pursuant to the Location Contracts, which Telephones number approximately 21,405, including telephone booths, stations, pedestals, apparatus, fixtures, signage, circuit boards, coin banks, locks and any other equipment physically connected to or installed in or with the Telephones;

(c)  The local access connection purchased by Seller from the local exchange carrier (“LEC”) (or competitive local exchange carrier, “CLEC”) pursuant to the terms specified in tariffs filed with the appropriate state regulatory agencies and which are attributable to the Telephones and Location Contracts identified on Schedule 1 to this Agreement (the “Local Access”) together with all of the telephone numbers associated with each of the Telephones provided, however, that Buyer shall not be required to continue or maintain service with any LEC or CLEC except as otherwise provided in Section 9.2(c) and 9.2 (d) hereof;

(d)  All coin in the Telephones (the “Coin in the Box”) as of the Closing Date (the value of which shall be estimated and paid at closing with a subsequent adjustment thereto paid as a post-closing adjustment pursuant to Section 3.3(a) hereof);

(e)  Spare parts consisting of telephones, pedestals, apparatus, fixtures, circuit boards, coin banks, locks and other parts shown on Schedule 1.1(e) (the “Inventory”) including the Inventory located at the premises maintained by TU, LLC, together with the oral agreement by and between Seller and TU, LLC extending on a month to month basis the contract to warehouse and refurbish equipment so maintained, a copy of which is annexed as Schedule 1.1(e) to the Disclosure Schedule (the “TU Agreement”);

(f)  Sublease dated September 18, 2003 by and between BP America, Inc., as sublandlord, and Seller, as subtenant, of Seller’s offices and supporting space in the building known as 200 Public Square, Cleveland, Ohio 44114 (the “Premises”) a copy of which is annexed as Schedule 1.1(f)-1 to the Disclosure Schedule ((the “Cleveland Lease”) and the written or oral agreements for infrastructure support services copies of which, if written, are annexed as Schedule 1.1 (f)-2 to the Disclosure Schedule or, if oral, summaries of the material terms of which are annexed as Schedule 1.1(f)-3 to the Disclosure Schedule (the “Support Agreements”);

(g)  All of Seller’s office furniture, fixtures and equipment, including computers and supporting software, used by Seller at the Premises as more particularly described in Schedule 1.1(g) of the Disclosure Schedule (the “Furniture, Fixtures and Equipment”); and

(h)  All polling equipment and supporting software as more particularly described in Schedule 1.1(h) of the Disclosure Schedule (the “Polling Equipment”).

Article 2.  Excluded Assets and Assumption of Liabilities

2.1.  Excluded Assets. It is intended that Buyer shall purchase only the Acquired Assets. The following assets (the “Excluded Assets”) are specifically not included in the Acquired Assets, and Seller shall not sell to Buyer and Buyer shall not purchase from Seller the following:

(a)  Contracts Not Acquired. Any rights to and under any contracts, leases, agreements (other than the Location Contracts, Cleveland Lease, the Support Agreements and TU Agreement) or other documents or instruments not expressly acquired by Buyer pursuant to Section 1.1, and specifically, the ten (10) Location Contracts, ANIs and Telephones identified on Schedule 2.1(a);

(b)  Cash and Cash Equivalents. All cash and cash equivalents other than Coin in the Box.

(c)  Dial Around Compensation. Any and all rights to receive dial around compensation with respect to the Telephones for dates prior to the Closing Date, regardless of the timing of the collections; and

(d)  Other Regulatory Receipts and Litigation Awards. Any and all rights to apply for and receive retroactive regulatory reimbursements, including but not limited to, those reimbursements or refunds associated with the end user common line charge, new services test, dial around compensation or any other federal, state or local regulatory refunds that may be attributable to the Telephones for periods prior to the Closing Date, regardless of when such receipts are received.

2.2.  Assumption of Debts, Liabilities and Obligations of Seller. Buyer will assume and undertake to perform and pay (i) all of the debts, liabilities and obligations of Seller arising under the Cleveland Lease, the Support Agreements and TU Agreement from and after the Closing Date, and (ii) Seller’s obligations under the TU Agreement arising prior to Closing but only to the extent they do not exceed $50,000. Buyer will not assume or undertake to perform or pay any other debt, liability or obligation of Seller of any kind whatsoever except for the Miscellaneous Obligations (as hereinafter defined). The debts, liabilities and obligations of Seller to be assumed by Buyer pursuant to this Agreement are hereinafter called the "Assumed Liabilities".

2.3.  Miscellaneous Obligations. Seller shall assign and Buyer shall assume the debts, liabilities and obligations of Seller identified on Schedule 2.3 (the “Miscellaneous Obligations”).

2.4.  Non-Assumed Liabilities. Buyer shall not assume or become liable to pay, perform or discharge any liability or obligation of the Seller other than the Assumed Liabilities (“Non-Assumed Liabilities”).

2.5.  Employees. Buyer may offer employment, effective on the first business day after the Closing Date, to such employees of Seller, and upon such terms and conditions, as Buyer may determine, in its sole discretion. Seller hereby agrees to terminate the employment of those employees who accept Buyer’s offer of employment, effective on the Closing Date. In connection with those Employees so employed by Buyer (the “Retained Employees”), Buyer shall assume the amount of any vacation and personal time liability recorded on Seller’s books with respect to the Retained Employees. On or before the Closing Date, Buyer shall provide Seller with a list of the names of the Retained Employees. Immediately following the processing by Seller of payment of the final wages earned by the Retained Employees for periods up to and including the Closing Date, Seller shall provide Buyer with a list of the amounts of accrued vacation and personal time owed to the Retained Employees, which liability shall be assumed by Buyer (the “Accrued Vacation Liability”). To the extent the Accrued Vacation Liability is used by, or paid to, the Retained Employees at any time Buyer may seek reimbursement for such amounts so used or paid as a Claim (as hereinafter defined) in accordance with the Section 12.4 and the terms of the Indemnification Escrow Agreement. Seller shall be solely responsible for ensuring compliance with the WARN Act (to the extent applicable), payment of accrued vacation and paid time off leave for employees other than the Retained Employees and any other obligations of Seller in respect of all its employees other than any obligations in respect of the Accrued Vacation Liability.

Article 3.  Purchase Price

3.1.  Amount. The purchase price (the “Purchase Price”) for the Assets shall be paid in cash on the Closing Date and shall be Three Million One Hundred Twenty Thousand Nine Hundred Dollars ($3,120,900), subject to the closing adjustments provided in Section 3.2. The Purchase Price shall be paid as follows:

(a)  On the signing of this Agreement, the sum of Three Hundred Thousand Dollars ($300,000) by good check payable to payable to Seyfarth Shaw, LLP, as Escrow Agent, subject to collection, the receipt or which is hereby acknowledged, to be held in escrow and released pursuant to the Downpayment Escrow Agreement annexed hereto as Exhibit A (the “Downpayment”);

(b)  On the Closing Date, the sum of Five Hundred Thousand Dollars ($500,000) in immediately available funds by bank check payable to the Escrow Agent or by wire transfer for credit to the Escrow Agent to an account designated by the Escrow Agent to be held in escrow for twelve months after the Closing Date (the “Escrow Period”) and applied in accordance with the Indemnification Escrow Agreement annexed hereto as Exhibit B.;

(c)  On the Closing Date and to the extent invoiced and processed prior to Closing, the amount of Key Provider Obligations (as hereinafter defined) shall be paid by bank checks payable to each key provider or as otherwise directed by the provider;

(d)  On the Closing Date an amount equal to $700,000 in immediately available funds by bank check payable to the Escrow Agent or by wire transfer for credit to the Escrow Agent to be held in escrow to secure the payment of invoices not yet received and processed by Seller at Closing in connection with the Key Provider Obligations to be held in escrow for a period not to exceed sixty (60) days and applied in accordance with the Key Provider Escrow Agreement annexed hereto as Exhibit “E”;

(e)  On the Closing Date, an amount equal to the broker commission set forth in Paragraph 5.4 in immediately available funds by bank check payable to Alliance Payphones, Inc. or by wire transfer for credit to the account of Alliance Payphones, Inc.; and

(f)  On the Closing Date, the remaining balance of the Purchase Price (as adjusted pursuant to Section 3.2) in immediately available funds by bank check payable to Seller or by wire transfer for credit to Seller in accordance with the wire transfer instruction on Schedule 3.1(d).

3.2.  Closing Adjustments. The following items shall be adjusted at Closing:

1.	the Estimated Coin; and

2.	the Cleveland Lease rent.

3.3.  Post-Closing Payments and Adjustments.

(a)  Immediately prior to the Closing, Seller shall electronically poll the Telephones and prepare a report in reasonable detail identifying the aggregate amount of Coin in the Box as of the Closing Date, subject to the review and reasonable approval of Buyer (the “Polling Report”). Ninety-nine percent (99%) of the amount of the Coin in the Box as shown on the Polling Report (the “Estimated Coin”) shall be added to the Purchase Price. [At the Closing, Seller shall be entitled to payment of the Estimated Coin, and an adjustment therefore shall be made as herein provided.] As of the Closing Date, Seller shall poll the Telephones and determine the Coin in the Box and (the “Closing Date Polled Coin”) and shall calculate the difference between the Estimated Coin and ninety-nine percent (99%) of the Closing Date Polled Coin (the “Actual Coin”). The difference between the Estimated Coin and the Actual Coin shall be paid to the Seller or the Buyer, as the case may be, within fifteen (15) days following the Closing Date.

(b)  Within sixty (60) days following the Closing Date, Seller shall provide Buyer with a list identifying in reasonable detail the Local Access invoices paid by Seller for service provided by the local exchange carriers (or competitive local exchange carriers) relating to the Telephones for periods after the Closing Date (the “Prepaid Local Access Fees” and the “Prepaid Local Access Fee Report”). Buyer shall have fifteen (15) days after receipt of the Prepaid Local Access Fee Report to challenge the validity of any amount contained therein. In the event of a dispute, the parties hereto will use reasonable efforts to expeditiously resolve the amount of any such dispute. Buyer shall pay Seller an amount equal to the aggregate amount of the Prepaid Local Access Fees within twenty (20) days following receipt of the Prepaid Local Access Fee Report. Payments made to Seller pursuant to this Section 3.3 (a) and (b) shall be made via wire transfer in accordance with the instructions set forth on Schedule 3.1(d).

(c)  Seller and Buyer agree that Seller shall retain the right to any and all revenue generated by the Telephones up to and including the Closing Date and shall be responsible for and shall pay any and all expenses related to the operation of the Telephones up to and including the Closing Date. Seller and Buyer agree that Buyer shall retain the right to any and all revenue generated by the Telephones after the Closing Date and shall be responsible for and shall pay any and all expenses related to the operation of the Telephones after the Closing Date. Buyer agrees to program the Telephones on the evening of the Closing Date to cause the Telephones to utilize an inter-exchange carrier provider of Buyer’s choice for long distance and operator services. Notwithstanding the foregoing, in the event the Telephones are not programmed in accordance with the foregoing sentence and as a result Seller receives any revenue or incurs any expense attributable to the Telephones for a date following the Closing Date, Seller shall forward such revenue to Buyer within ten business days following receipt of said revenue and Buyer shall reimburse Seller for any such expense within ten business days following receipt of reasonable evidence to support the incurrence of such expense. In addition, (i) Seller shall promptly reimburse Buyer the amount of all Key Provider Obligations and LEC and CLEC charges that Buyer must pay after Closing in respect of periods up to and including the Closing Date and (ii) Seller shall promptly forward to Buyer all other revenue received by Seller in respect of periods after the Closing Date, including revenue paid by location owners in respect of semi-public Telephones.

(d)  On the last day of the calendar quarter following the Closing Date, Buyer agrees to properly submit the necessary data to the appropriate clearing house in order that dial around compensation (“DAC”) may be collected by the parties on the Telephones for such calendar quarter. Notwithstanding the foregoing, in the event the Closing Date occurs on the last day of the calendar quarter, Seller agrees that it shall be responsible to make the foregoing submission. The parties hereto understand and acknowledge that the DAC for the entire calendar quarter may be paid to Buyer from the clearing houses. Buyer agrees to forward any monies collected for DAC for periods prior to or on the Closing Date, determined on a pro-rata basis based upon the number of days in the quarter, to Seller within ten business days following receipt of such monies. In the event the DAC for the entire calendar quarter which includes the Closing Date is paid to Seller from the clearing houses, Seller agrees to forward any monies collected for DAC for periods after the Closing Date to Buyer within ten (10) business days following receipt of such monies.

3.4.  Allocation of Purchase Price. The parties have made a good faith determination that no portion of the purchase price shall be allocated to goodwill or intangible assets and that the entire purchase price shall be allocated to the Telephones and related tangible personal property. The allocation in this Section 3.4 shall be conclusive and binding upon Seller and Buyer for all purposes. Seller and Buyer shall not file any tax return or other document with, or make any statement or declaration to, any Legal Authority that is inconsistent with such allocation.

Article 4.  Closing

4.1.  Closing. Subject to the prior satisfaction of the conditions set forth in Article 9 of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place via email, fax, mail and overnight courier on August 31, 2007, or alternatively, to the extent that the conditions set forth in Article 9 hereof have not been satisfied by such date, then the Closing shall occur at such later date as agreed to by the parties that is within five (05) days after the conditions of Article 9 have been satisfied. The date on which the Closing occurs is referred to herein as the “Closing Date,” and the Closing shall be deemed effective as of 11:59 p.m, eastern standard time, on the Closing Date.

4.2.  General Procedure. At the Closing, each party shall deliver to the party entitled to receipt thereof the documents required to be delivered pursuant to Article 9 hereof and such other documents, instruments and materials (or complete and accurate copies thereof, where appropriate) as may be reasonably required in order to effectuate the intent and provisions of this Agreement, and all such documents, instruments and materials shall be satisfactory in form and substance to counsel for the receiving party. The conveyance, transfer, assignment and delivery of the Acquired Assets shall be effected by Seller’s execution and delivery to Buyer of a bill of sale substantially in the form attached hereto as Exhibit C (the “Bill of Sale”) and such other instruments of conveyance, transfer, assignment and delivery as Buyer shall reasonably request to cause Seller to transfer, convey, assign and deliver the Acquired Assets to Buyer, free and clear of liens, claims and encumbrances.

4.3.  Agency Agreement. At the Closing, Seller and Buyer shall enter into an Agency Agreement (the “Agency Agreement"), in mutually acceptable form and substance, pursuant to which the Seller shall appoint the Buyer as its agent to operate the Telephones and collect DAC until all required Authorizations (as hereinafter defined) are obtained. Buyer may cause subcontractors of its choice to service, maintain, collect coin and operate the Telephones. The Agency Agreement shall terminate as to each Telephone on such date as Buyer shall have received such Authorizations as may be required as to such Telephone. Buyer and Seller shall use commercially reasonable efforts to obtain the Authorizations. Buyer shall bear all costs and expenses necessary to obtain the Authorizations except to the extent such costs or expenses relate to periods prior the Closing Date.

Article 5.  Representations and Warranties of Seller

Seller hereby represents and warrants to Buyer that, except as set forth in the Disclosure Schedule, delivered by Seller to Buyer on the date hereof (the “Disclosure Schedule”) (which Disclosure Schedule sets forth the exceptions to the representations and warranties contained in this Article 5):

5.1.  Incorporation and Corporate Power. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business and has all requisite corporate power and authority to own and operate the Acquired Assets and to carry on its business as now conducted.

5.2.  Execution, Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Seller, and except as otherwise set forth in the Disclosure Schedule, no other proceedings on its part are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by Seller and, assuming that this Agreement is the valid and binding agreement of Buyer, constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by general principles of equity.

5.3.  Good Condition. Except as hereinafter provided, the equipment being sold to Buyer is in “as is” condition with no representation or warranty as to the condition thereof. All Acquired Assets of the Seller being conveyed to the Buyer hereunder are in good working order, reasonable wear and tear excepted, and are usable and saleable in the ordinary course of business. All Telephones include a coin bank, a lock and an enclosure for each Telephone, and a pedestal for each Telephone that is not mounted to the outside of a building or a wall inside a building.

5.4.  Brokerage. No third party except Alliance Payphones, Inc. shall be entitled to receive any brokerage commissions, finder’s fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller. Seller shall promptly pay Alliance Payphones, Inc. all such compensation due to it and shall indemnify and hold Buyer harmless from and against any such claims.

5.5.  Absence of Certain Developments. Except as otherwise set forth on the Disclosure Schedule, Seller has not mortgaged, pledged, or subjected to any lien, charge or any other encumbrance any of the Acquired Assets.

5.6.  Title to the Assets. Except as otherwise set forth on Schedule 5.6 of the Disclosure Schedule with respect to the title of Seller, Seller owns good and marketable title to the Acquired Assets and the same are, or shall at the Closing be, free and clear of liens, claims and encumbrances.

5.7.  Assignment and Transfer of Location Contracts. Seller covenants and agrees that it will assign and transfer to Buyer the Location Contracts identified in Schedule 1 pursuant to the terms of this Agreement.

5.8.  Assignment and Transfer of Lines. Seller covenants and agrees that it will assign and transfer to Buyer the Local Access Lines identified in Schedule 1 to this Agreement and that it will coordinate and cooperate fully with the phone companies in effecting the orderly assignment of these lines.

5.9.  Accuracy of NAC Schedules, Inventory Schedules and Polling Report. The NAC Schedules previously delivered to Buyer, the Inventory Schedule annexed to the Disclosure Schedule as Section 1.1(e) are, and the Polling Report when delivered will be, true and correct in all material respects.

5.10.  Labor Matters. Seller is not a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Seller; none of the employees of Seller is represented by any labor organization and Seller has no knowledge of any union organizing activities among the employees of Seller.

5.11.  Full Disclosure. To Seller’s best knowledge, no representation or warranty of Seller hereunder or due diligence materials or other information supplied by Seller to Buyer in connection herewith is false or misleading with respect to any material fact, and Seller has not omitted to state any material fact required to be stated herein or therein necessary to make the statements herein and therein, in light of the circumstances under which they are made, not misleading.

5.12.  Compliance with Applicable Law. The Acquired Assets have been operated in compliance in all material respects with all applicable laws, rules and regulations and orders and Seller has not received any written complaint or notice from any governmental authority alleging that the Seller has violated any laws, rules, regulations or orders.

5.13.  No Violations and Compliance with Applicable Law. The execution, delivery and performance of this Agreement or any of the other agreements and instruments reasonably necessary to complete the transactions contemplated by this Agreement does not (i) conflict with or result in any breach or default of any provision of the certificate of incorporation or by-laws of Seller or (ii) violate any material statute or any order, rule or regulation or any decision of any federal, state, local or foreign court or regulatory authority or administrative or arbitrative body, agency or tribunal, or any other governmental body whatsoever ("Legal Authority") applicable to Seller or any of the Acquired Assets. Schedule 5.13 of the Disclosure Schedule contains a true and complete list of all registries, applications, permits, medallions, franchises, licenses, authorizations and approvals submitted or filed by Seller to or with any Legal Authority, or issued or granted by any Legal Authority to Seller, required for the operation of the Telephones (collectively, "Authorizations");

5.14.  Legal Proceedings. There are no claims, actions, suits, inquiries, investigations or proceedings (“Legal Actions”) pending or, to Seller’s knowledge, threatened against Seller relating to the transactions contemplated hereby or the ownership or operation of the Acquired Assets.

5.15.  Intellectual Property. Schedule 5.15 of the Disclosure Schedule contains a complete list of contracts and license pursuant to which a third party is licensing its intellectual property to Seller (the "Licenses"). The Seller is in compliance with all material terms of the Licenses and to the knowledge of the Seller each of the Licenses is in full force and effect.

5.16.  Lease. Seller has delivered to Buyer a true and complete copy of the Cleveland Lease, a schedule of the Support Agreements and related detail and the written portion of the TU Agreement which has been extended orally on a month to month basis. The Cleveland Lease, Support Agreements and the TU Agreement are each in full force and effect and are valid and enforceable in accordance with its terms. There is no default under the Cleveland Lease, Support Agreements and the TU Agreement by Seller, or any event that with notice or lapse of time or both would constitute such a default by Seller. To the best of Seller's knowledge, there is not under the Cleveland Lease, the Support Agreements and the TU Agreement any default by any other party thereto or any event that with notice or lapse of time or both would constitute such a default thereunder by such party. Seller has made no alterations to the Premises which must be removed or repaired prior to surrender of the Premises which would involve a cost exceeding $10,000.

5.17.  Material Contracts. Schedule 5.17 of the Disclosure Schedules contains a true and complete list of all contracts that are material to the day-to-day operation of the Acquired Assets by Seller.

5.18.  Accounts Payable. Schedule 5.18 of the Disclosure Schedule contains a true and complete list of Seller’s accounts payable and Seller’s accrued and unpaid obligations under the TU Agreement, whether or not yet billed or due and payable, as of the Closing Date will not exceed $50,000. Key Provider Obligations as of the Closing Date, whether or not yet billed or due and payable, will not exceed $700,000 plus the sum of Key Provider Obligations paid from the Purchase Price under Section 3.2(c).

Article 6.  Representations and Warranties of Buyer

Buyer hereby represents and warrants to Seller that:

6.1.  Incorporation and Corporate Power. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

6.2.  Execution, Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by general principles of equity.

6.3.  Brokerage. No third party shall be entitled to receive any brokerage commissions, finder’s fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

Article 7.  Covenants of Seller

7.1.  Conduct of the Business. Seller agrees to observe each term set forth in this Section 7.1 and agrees that, from the date hereof until the Closing Date, unless otherwise consented to by Buyer in writing:

(a)  Seller shall not, directly or indirectly, sell, pledge, dispose of, lease, license or otherwise encumber any of the Acquired Assets and will continue to operate the Acquired Assets in the ordinary course of business.

(b)  Seller shall work to transfer and assign all Local Access and Location Contracts to Buyer and transfer all necessary keys of the Acquired Assets.

(c)  Seller shall not cancel, fail to maintain in force, or change any policy of insurance relating to the Acquired Assets.

(d)  Seller shall negotiate in good faith with Buyer to arrive at the terms of a mutually acceptable Transition Services and Agency Agreements.

7.2.  Conditions. Seller shall take all commercially reasonable actions necessary to cause the conditions set forth in Article 9 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but in any event within ten business days of such date).

Article 8.  Covenants of Buyer

Buyer covenants and agrees with Seller as follows:

8.1.  Conditions. Buyer shall take all commercially reasonable actions necessary to cause the conditions set forth in Article 9 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but in any event within ten (10) business days of such date).

8.2.  Regulatory Certifications. Buyer shall use its best efforts to secure certification from the appropriate regulatory bodies, to the extent required and not already obtained by Buyer, in each state in which the Acquired Assets reside.

8.3. Transition Services, Agency and Coinmach Corporation (“Coinmach”) Agreement. Buyer shall negotiate in good faith with Coinmach to arrive at the terms of a mutually acceptable agreement. Buyer shall negotiate in good faith with Seller to arrive at the terms of a mutually acceptable Transition Services and Agency Agreements.

Article 9.  Conditions to Closing

9.1.  Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

(a)  The representations and warranties set forth in Article 5 hereof and otherwise in this Agreement shall be true and correct in all material respects at and as of the Closing Date as though then made, except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on and as of such date;

(b)  Seller shall have performed in all material respects all of the covenants and agreements required to be performed and complied with by it under this Agreement prior to the Closing;

(c)  On the Closing Date, Seller shall have delivered to Buyer the following:

   (1)   the Bill of Sale and such other instruments of conveyance, transfer, assignment and delivery as Buyer shall have reasonably requested pursuant to Article 4 hereof conveying and assigning the Acquired Assets;

(2)   to the extent in its possession, the Location Contracts listed in Schedule 1 to this Agreement;

(3)   a certified copy of the resolutions of the board of directors and sole shareholder of Seller authorizing the execution, delivery and performance of the Agreement and all documents, instruments and transactions contemplated herein;

(4)   a certificate dated not more than fifteen (15) business days prior to the Closing from the Secretary of State of the State of Delaware to the effect that Seller is in good standing;

(5)   evidence of the release of all outstanding liens affecting the Acquired Assets, including but not limited to the lien of Cornell Capital, Inc. and any federal, state or local tax liens;

(6)   closing certificates pursuant to which the Seller represents and warrants to Buyer that its representations and warranties to Buyer are true and correct in all material respects as of the Closing Date as if then originally made and that all covenants required by the terms hereof to be performed by the Seller on or before the Closing Date, to the extent not waived by the Buyer in writing, have been so performed in all material respects;

(7)   Seller’s undertaking to protect the confidential proprietary information relating to the Acquired Assets upon request of Buyer and at Buyer’s sole cost and expense (including the cost of Seller’s personnel involved in such matter) and without Seller incurring any expense in respect thereof;

(8)   all other documents and instruments as may be reasonably necessary and required to consummate the transactions contemplated by this Agreement, including, but not limited to assignment certificates as requested on a case by case basis.

(d)  Buyer shall have entered into an agreement with Coinmach, in form and substance reasonably satisfactory to Buyer;

(e)  Key Provider Obligations shall have been resolved to the reasonable satisfaction of Buyer and Seller. Key Provider Obligations shall mean the amounts that must be paid to CLEC and LEC service providers, TU LLC, Inc, and Coinmach, Intera, Inc. Markcom, Inc. and similar service providers, (and any other key service provider identified on Schedule 9.1(e)) in order for the provider to recognize the transfer of the Telephones being transferred to Buyer and to agree to continue to provide service to the Telephones after the Closing Date. To the extent that the amount of Key Provider Obligations can not be fixed prior to Closing, Seller shall promptly pay any outstanding Key Provider Obligations after Closing in accordance with the Transition Services Agreement and Exhibit E.

(f)  Buyer and Seller shall enter into a transition services agreement in a mutually acceptable form (the “Transition Services Agreement”);

(g)      Buyer and Seller shall enter into an Agency Agreement in a mutually acceptable form (the “Agency Agreement”).

9.2.  Conditions to Seller’s Obligations. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

(a)  The representations and warranties set forth in Article 6 hereof will be true and correct in all material respects at and as of the Closing as though then made;

(b)  Buyer shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

(c)  With respect to those Telephones identified on Schedule 2 to this Agreement for which Local Access is provided by American Fiber Network, Inc. or its affiliates (“AFN, Inc.”) Buyer shall have delivered to Seller a Local Access Services Agreement in the form set forth on Exhibit D duly executed by Buyer;

(d)  With respect to approximately five thousand (5,000) Telephones for which Local Access is provided by Manhattan Telecommunications Corporation d/b/a Metropolitan Communications a/k/a MetTel (“MetTel”) on the Closing Date listed on Schedule 9.2(d) of the Disclosure Schedule (the “Mettel Lines”), Buyer agrees to maintain local access services with Mettel, Inc. through October 31, 2007 (the “Mettel Commitment Period”) under the Agency Agreement except that any Mettel Line may be disconnected if the underlying Telephone is de-installed or abandoned by Buyer. In the event Buyer, during the Mettel Commitment Period, provides Seller with evidence of one or more fully documented competitive offer(s) to provide local access rates to all or any portion of the Mettel Lines at a rate superior to those currently provided on the Mettel Lines (the “Competitive Offer(s)”), Buyer shall be entitled to seek indemnification pursuant to Section 12.4 and the terms of the Indemnification Escrow Agreement of up to sixty two thousand five hundred dollars ($62,500) for each dollar of savings that could be achieved by Buyer pursuant to the terms of the Competitive Offer(s) for the remaining balance of the Mettel Commitment Period. Buyer and Seller agree to work together in good faith with Mettel, Inc. to seek alternatives which would be commercially valuable for both Buyer and Seller. Buyer shall only be responsible to Seller for the cost of service to the Mettel Lines on or before October 31, 2007, unless service is continued by Buyer in the name of Seller after October 31, 2007 in which event Buyer’s obligations will be governed by the Agency Agreement. If Seller incurs any penalty payable to Mettel for not maintaining the required 5,000 Mettel Lines through October 31, 2007 (a “shortage fee”) Buyer shall not be responsible to Seller for the shortage fee except to the extent the shortage fee arises from Buyer’s migration of Mettel Lines to another dial tone service provider on or before October 31, 2007 . Buyer shall not be responsible to Seller for any other disconnect charges imposed by MetTel for change of dial tone service provider;

(e)  There shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions;

(f)  Key Provider Obligations shall have been resolved to the reasonable satisfaction of Buyer and Seller;

(g)  Buyer and Seller shall have entered into the Transition Services Agreement; and.

(h)  Buyer and Seller shall have entered into the Agency Agreement.

Article 10.  Post-Closing Covenants

10.1  Seller’s Post-Closing Obligations. Within sixty (60) days following the Closing Seller shall deliver to Buyer the landlord’s and sub-landlord’s written consents to the assignment of the Cleveland Lease with landlord’s and sub-landlord’s certificate confirming that rent is paid through the Closing Date and that there is no tenant default or event which would constitute a default with the passage of time (the “Cleveland Lease Consents”); provided, however, that no default shall occur under this Section 10.1 in the event that Seller is unable to secure the Cleveland Lease Consents as a result of the financial inadequacy of Buyer. The parties acknowledge that no rent security has been delivered under the Cleveland Lease. Seller shall be responsible for payment of all sums payable to the landlord and sublandlord in connection with obtaining the Cleveland Lease Consents.

Article 11.  Termination

11.1.  Termination. This Agreement may be terminated at any time prior to the Closing:

(a)  by the mutual consent of Buyer and Seller;

(b)  by either Buyer or Seller if there has been a material misrepresentation, breach of warranty or breach of covenant on the part of the other in the representations, warranties, obligations and covenants set forth in this Agreement;

(c)  by either Seller or Buyer if the transactions contemplated hereby have not been consummated by September 15, 2007; provided that, neither Buyer nor Seller will be will be entitled to terminate this Agreement pursuant to this Section 11.1(c) if such party’s willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby; or

11.2.  Effect of Termination. In the event of termination of this Agreement by either Buyer or Seller as provided in Section 11.1, this Agreement shall become void and there shall be no liability on the part of either Buyer or Seller, or their respective stockholders, officers, or directors, except with respect to willful breaches of this Agreement prior to the time of such termination.

11.3.  Downpayment. If Seller is not in breach of the terms of this Agreement and the conditions to closing set forth in Section 9.1 have been satisfied, but Buyer shall fail or refuse to comply with and perform all of the terms, provisions, conditions, agreements, and obligations on its part to be observed, kept and performed pursuant to this Agreement, the Downpayment, in accordance with the terms and conditions of the Downpayment Escrow Agreement, shall be delivered to Seller as liquidated damages and shall be Seller’s sole and exclusive remedy for such failure or refusal of Buyer to consummate the transaction contemplated by this Agreement or for any non-compliance, non-performance, breach or default by Buyer, it being agreed that the exact amount of damages to be sustained by Seller in the event of a default by Buyer may be difficult to ascertain. Upon termination of this Agreement prior to Closing for any other reason, the Downpayment, in accordance with the terms and conditions of the Downpayment Escrow Agreement, shall be delivered to Buyer.

Article 12. Survival; Indemnification

12.1.  Survival, Indemnification. The covenants, representations and warranties contained in this Agreement shall survive the Closing. Seller agrees to indemnify Buyer with respect to, and hold Buyer harmless from, any loss, liability or expense (including, but not limited to, reasonable legal fees) which Buyer may directly or indirectly incur or suffer by reason of, or which results, arises out of or is based upon (a) the inaccuracy of any representation or warranty made by Seller in this Agreement, or (b) the failure of Seller to comply with any covenants or other commitments made by Seller in this Agreement, or (c) any claims made by or on behalf of any creditor of Seller asserted against Buyer by reason of the transfer of the Acquired Assets to Buyer as contemplated herein.

12.2.  Buyer agrees to indemnify Seller with respect to, and hold Seller harmless from, any loss, liability or expense (including, but not limited to, reasonable legal fees) which Seller may directly or indirectly incur or suffer by reason of, or which results, arises out of or is based upon the (a) the inaccuracy of any representation or warranty made by Buyer in this Agreement, or (b) the failure of Buyer to comply with any covenants made by Buyer in this Agreement.

12.3.  Legal Proceedings. In the event Buyer or Seller become involved in any legal, governmental or administrative proceeding which may result in indemnification claims hereunder, such party shall promptly notify the other party in writing and in full detail of the filing, and of the nature of such proceeding. The other party may, at its option and expense, defend any such proceeding if the proceeding could give rise to an indemnification obligation hereunder. If the other party elects to defend any proceeding, it shall have full control over the conduct of such proceeding, although the party being indemnified shall have the right to retain legal counsel at its own expense and shall have the right to approve any settlement of any dispute giving rise to such proceeding, provided that such approval may not be withheld unreasonably by the party being indemnified. The party being indemnified shall reasonably cooperate with the indemnifying party in such proceeding.

12.4.  Claims Against Escrow Amount. Buyer shall give written notice to Seller and Escrow Agent of any claim by Buyer for indemnification during the Escrow Period (a “Claim”). The Claim shall specify with reasonable detail the factual basis for such Claim including the amount claimed to be due to Buyer. Within three (3) business days of receipt of such Claim, the Escrow Agent shall give Seller and Buyer notice of receipt of such Claim (a “Notice of Receipt of Claim”). Seller shall have twenty (20) days from receipt of a Notice of Receipt of Claim (the “Investigation Period”) to make such investigation of the Claim as Seller deems necessary or desirable. For the purposes of such investigation, Buyer agrees to make available to Seller and its authorized representatives copies of any and all documents containing the information relied upon by Buyer to substantiate such Claim. If Buyer and Seller agree at any time as to the validity and undisputed amount of such Claim they shall provide the Escrow Agent with written instructions for disbursement of the agreed upon amount of the Claim from the escrow account established in accordance with Section 3.1(b) (the “Escrow Account”). If Seller fails to send a notice of objection to the Escrow Agent and Buyer objecting to the Claim (a “Notice of Objection”) prior to the expiration of the Investigation Period, the Escrow Agent shall pay Buyer the full amount of the Claim from the Escrow Account. The failure of Seller to deliver a timely Notice of Objection objecting to a Claim shall be conclusive evidence of the validity of such Claim and shall forever bar Seller from contesting such Claim. If Seller sends a Notice of Objection in a timely manner and Buyer and Seller fail to agree as to the validity and/or amount of any Claim, Buyer and Seller shall resolve such dispute or disputes by binding arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The determination or award rendered therein shall be binding and conclusive upon Buyer and Seller, and any judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Within three (3) business days following the expiration of the Escrow Period, the Escrow Agent shall send a release notice notifying Buyer and Seller that it will pay, by wire transfer to an account designated by Seller, the portion of the Escrow Account that remains and is undisputed (the “Release Notice”). The Release Notice shall specify the amount on deposit in the Escrow Account and the amount that remains undisputed. If Buyer fails to send a notice within three (3) business days after receipt of the Release Notice to the Escrow Agent and Seller objecting to the Release Notice (a “Release Notice Objection”), the Escrow Agent shall pay Seller the undisputed amount. If Buyer sends a timely Release Notice Objection specifying the amount proposed to be paid to Seller that Buyer objects to being paid out to Seller, such amount shall not be paid out to Seller and shall continue to be held by the Escrow Agent. Any portion of the Escrow Account thereafter remaining in escrow shall be paid out in accordance with the written directions of Buyer and Seller or in accordance with a final, non-appealable judgment, order or decree of a court or an arbitration award.

12.5.  Bulk Transfer Act Compliance. While not acknowledging the applicability of any bulk transfers provision of the Uniform Commercial Code as in effect in any state having jurisdiction over any of the Acquired Assets or any similar statute (collectively, the "Bulk Sales Act"), the parties do nevertheless agree as follows:

(a)  Seller does hereby represent, warrant and covenant with Buyer that MobilePro, Inc. or its lender, as applicable (the “Secured Party”) has a perfected, first priority lien on the Acquired Assets, that the sums due and owing to the Secured Party exceed the fair market value of the Acquired Assets, that the Secured Party has reviewed and approved the terms of this Agreement and fully and fairly investigated the value of the Acquired Assets, and that the sale of the Acquired Assets by Buyer pursuant to the terms of this Agreement constitutes an arm’s-length transaction negotiated in good faith.

(b)  In reliance upon the representations, warranties and covenants of Seller in this Section 12.5, Buyer does hereby waive the provisions of the Bulk Sales Act and any other rights or protections that might arise by prior notification of all of Seller’s creditors or state tax or regulatory authorities and/or the escrow of the purchase price pending the receipt of consents or waivers from each of Seller’s creditors or state tax or regulatory authorities.

(c)  Seller does hereby agree to indemnify and hold Buyer harmless on account of any claims, liability, loss or damage which Buyer may incur or suffer arising out of or based upon any claims made by or on behalf of any creditor of Seller or state tax or regulatory authority in respect of any failure to provide such creditor advance notice of the transfer contemplated by this Agreement or otherwise comply with the Bulk Sales Act.

Article 13.  Miscellaneous

13.1.  Confidentiality; Press Releases and Announcements. Except as otherwise expressly permitted by this Agreement, Seller and Buyer will not disclose, and will cause their respective affiliates not to disclose, the terms of this Agreement or the information provided in this Agreement or in any instrument, schedule or other document exchanged in connection with the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, Seller, Buyer and their respective affiliates may disclose the terms of this Agreement to any person, whether by providing such person with photocopies of all or portions thereof or otherwise: (i) to the extent required, in the opinion of counsel to the party making the disclosure, by applicable laws, rules or regulations, including but not limited to those rules and regulations promulgated by the United States Securities and Exchange Commission; (ii) as may be required in the reasonable opinion of Seller, Buyer, or their respective affiliates, as the case may be, in connection with the consummation of the transactions contemplated by this Agreement; (iii) as may be required, in the reasonable opinion of Seller, Buyer, or their respective affiliates, as the case may be, in the defense of Seller, Buyer, or their respective affiliates in any legal action, regulatory proceeding; or (v) as may be required by Buyer or Seller to comply with a duly served order of a court. Prior to the Closing Date, neither party hereto shall issue any press release (or make any other public announcement) related to this Agreement or the transactions contemplated hereby or make any announcement to the employees, customers or suppliers of Seller without prior written approval of the other party hereto, except as may be necessary, in the opinion of counsel to the party seeking to make disclosure, to comply with the requirements of this Agreement or applicable law. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties. If any copy of all or portions of any instrument, schedule or other document exchanged in connection with the transactions contemplated by this Agreement are proposed to be disclosed, the parties shall negotiate in good faith to determine the portions of any such disclosure as may be redacted to properly preserve the confidentiality thereof.

13.2.  Expenses. Except as otherwise expressly provided for herein, Seller and Buyer will pay all of their own expenses (including attorneys’ and accountants’ fees) in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).

13.3.  Further Assurances. Seller agrees that, on and after the Closing Date, it shall take all appropriate action (without incurring any out-of-pocket expenses) and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof, including, without limitation, putting Buyer in possession and operating control of the Assets.

13.4.  Amendment and Waiver. This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

13.5.  Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered, five business days after being mailed by certified mail, return receipt requested, or on the next business day after been sent by nationally recognized overnight courier service for next business day delivery. Notices, demands and communications to Buyer and Seller will, unless another address is specified in writing, be sent to the address indicated below:

Notices to Buyer:
Sterling Payphones, LLC
P.O. Box 2974
Huntington Station, NY 11746
Attn: Paul Contino, Managing Member

With a copy to:
Lamb & Barnosky, LLP
534 Broadhollow Rd
Melville, NY 11747
Attn: Patrice Dowd Shenn, Esq.

Notices to Seller:
Davel Communications, Inc.
200 Public Square, Suite 700
Cleveland, Ohio 44114
Attention: Chief Executive Officer
Fax: (216) 875-4337

13.6.  Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party hereto without the prior written consent of the other party hereto, which consent shall not be unreasonably delayed or denied.

13.7.  Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

13.8.  Complete Agreement. This Agreement and the Exhibits hereto, the Disclosure Schedule and the other documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

13.9.  Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument. This Agreement may be executed by facsimile or other "electronic signature" (as defined in the Electronic Signatures in Global and National Commerce Act of 2000) in a manner agreed upon by the parties hereto.

13.10.  Governing Law. The internal law, without regard to conflicts of laws principles, of the State of New York will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

13.11.  No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns; provided, however, that the provisions in Article 12 above concerning indemnification are intended for the benefit of the individuals specified therein and their respective legal representatives.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the effective date set forth hereinabove.

STERLING PAYPHONES, LLC By: /s/ Paul Contino Name: Paul Contino Title: Managing Member DAVEL COMMUNICATIONS, INC. By: /s/ Don Paliwoda Name: Don Paliwoda Title: CFO

List of Exhibits and Schedules

Exhibit A	Downpayment Escrow Agreement
Exhibit B	Indemnification Escrow Agreement
Exhibit C	Bill of Sale
Exhibit D	Local Access Agreement
Exhibit E	Key Provider Escrow Agreement

Schedule 1	Location Agreements and ANI identifiers
Schedule 1.1(e)	Inventory
Schedule 1.1 (f) 1	The Cleveland Lease
Schedule 1.1 (f) 2	Written Support Services Agreements
Schedule 1.1 (f) 3	Material Terms of Unwritten Support Agreements
Schedule 1.1 (g)	List of Furniture Fixture and Equipment
Schedule 1.1 (h)	Polling and Software Equipment
Schedule 2	ANIs with local access to AFN
Schedule 2.1	ANIs Not Acquired by Buyer
Schedule 3.1 (d)	Seller’s Wiring Instructions
Schedule 2.3	Miscellaneous Obligations

Schedule 9.1	Key Providers
The Disclosure Schedule